EXHIBIT 10.1
HANOVER COMPRESSOR COMPANY
RETENTION BONUS PLAN
ARTICLE 1
ESTABLISHMENT AND PURPOSE
     Hanover Compressor Company (the “Company”) has established this retention bonus plan for select employees, known as the Hanover Compressor Company Retention Bonus Plan (the “Plan”). The primary purpose of the Plan is to provide a significant incentive for employees to remain employed with the Company in light of a potential merger with Universal Compression Holdings, Inc., a Delaware Corporation.
ARTICLE 2
DEFINITIONS
     Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a)	“Administrator” means the person or persons appointed by the Compensation Committee of the Board of Directors of the Company to administer the Plan.

(b)	“Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(c)	“Company” means Hanover Compressor Company, a Delaware corporation.

(d)	“Cause” means (i) the commission by a Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an Affiliate), (ii) a conviction of a Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of a Participant to follow the written directions of the chief executive officer of the Company, Company management, or the Board of Directors, in the case of executive officers of the Company, when such directions are consistent with the Participant’s customary duties and responsibilities and where such refusal has continued for more than 10 days following written notice; (iv) willful misconduct as an employee of the Company or an Affiliate which includes the Participant’s failure to adhere to P.R.I.D.E., the Company’s Guide to Ethical Business Conduct; (v) willful failure of a Participant to render services to the Company or an Affiliate in accordance with his employment arrangement, which failure amounts to a material neglect of his duties to the Company or an Affiliate or (vi) substantial dependence, as determined by the Administrator, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended, as determined in the sole discretion of the Administrator. With respect to any Participant residing outside of the United States, the Administrator may revise the definition of “Cause” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(e)	“Disability” means any physical or mental condition for which the Participant would be eligible to receive long-term disability benefits under the Company’s long-term disability plan. With respect to any Participant residing outside of the United States, the Administrator may revise the definition of “Disability” as appropriate to conform to the laws of the applicable non-U.S. jurisdiction.

(f)	“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Key Date” means the date through which a Participant must remain in continuous employment with the Company in order to be entitled to a Retention Bonus under the Plan as determined under Section 5.2 and set forth on the Participant’s Retention Bonus Award Letter.

(h)	“Participant” means an employee of the Company selected by the Administrator who has been provided a Retention Bonus Award Letter that specifies the details of the employee’s participation in the Plan.

(i)	“Retention Bonus” means the amount described in Section 5.1 and specifically set forth on the Participant’s Retention Bonus Award Letter.

(j)	“Retention Bonus Award Letter” means the letter provided by the Administrator to each Participant that sets forth the Retention Bonus and Key Date applicable to the Retention Bonus, as described in Section 5.1.

(k)	“Successor” shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company.

ARTICLE 3
ADMINISTRATION
     3.1 Administration of the Plan. The Plan shall be administered by the Administrator.
     3.2 Authority of the Administrator. Subject to the provisions herein, the Administrator shall have full power and authority to select and approve Participants; to determine the amount of the Retention Bonus opportunity (which need not be the same for each Participant); to determine the terms and conditions of each individual’s participation in a manner consistent with the provisions of the Plan; to establish Key Dates and strategic, financial, and/or operational goals as described in Section 5.2; to determine whether any strategic, financial, and/or operational goals have been met; to interpret, in its sole discretion, the Plan and any agreement or instrument entered into under the Plan; to establish, amend, rescind, or waive rules and regulations for the Plan’s administration; and in general to have the full power to make all other determinations which may be necessary or advisable for the administration of the Plan, to the extent consistent with the provisions of the Plan.
     3.3 Decision of Administrator Final. Subject to applicable law, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Administrator made by the Administrator in good faith shall be final and conclusive and binding on all persons.
     3.4 Interested Administrator. If an Administrator is also a Participant in the Plan, he may not decide or determine any matter or question concerning his benefits unless such decision or determination could be made by him under the Plan if he were not the Administrator.
ARTICLE 4
PARTICIPATION
     The Administrator shall identify which employees of the Company shall participate in the Plan. As soon is practicable following selection by the Administrator, each selected employee shall be provided with a Retention Bonus Award Letter which shall describe the terms and conditions of each individual’s participation in the Plan. A selected employee shall become a Participant in the Plan as of such time as the selected employee is provided with his or her Retention Bonus Award Letter.
ARTICLE 5
RETENTION BONUS OPPORTUNITY
     5.1 Establishment of Retention Bonus Amount. The Administrator shall establish a Retention Bonus amount for each Participant, which need not be the same for each Participant. Each Retention Bonus amount may be stated as a dollar amount or as a percentage of the Participant’s annual rate of base salary then in effect, and shall represent the amount of cash that can be earned by the Participant under the Plan. Each Participant’s Retention Bonus amount shall be communicated to such Participant in the form of a Retention Bonus Award Letter provided to such Participant by the Administrator.

     5.2 Establishment of Key Date. Subject to Section 6.1, each Participant must remain in continuous employment with the Company (and any Successor) through and including such Participant’s Key Date in order to be entitled to receive a Retention Bonus under this Plan. The Administrator in its sole discretion shall establish the Key Date for each Participant, which need not be the same for each Participant. The Key Date may be based on (i) a fixed date, (ii) a number of days occurring after a strategic, financial, and/or operational goal as determined in the sole discretion of the Administrator, or (iii) such other criteria as determined in the sole discretion of the Administrator.
     5.3 Payment of Retention Bonus. Subject to Section 6.1, any Retention Bonus payable under this Plan shall be paid to the Participant (or the Participant’s beneficiary, as the case may be) as a single lump sum within ten (10) days after such Participant’s Key Date.
     5.4 Withholding for Taxes. Notwithstanding any other provisions of the Plan, the Company may withhold from any payment to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Internal Revenue Code or any applicable federal, state, local or foreign laws, and in the case of expatriate employees, the withholding required under the Company’s expatriate program, or such other amount or amounts as are agreed to by the Participant.
ARTICLE 6
TERMINATION OF EMPLOYMENT
     6.1 Termination Due to Death, Disability, or Termination Without Cause. Notwithstanding anything in this Plan to the contrary, in the event a Participant’s employment with the Company is terminated prior to a Participant’s Key Date by reason of death, Disability, or termination by the Company without Cause, such Participant (or the Participant’s beneficiary in the case of death) shall receive a distribution of the Retention Bonus within ten (10) days of such event.
     6.2 Termination For Other Reasons. In the event a Participant’s employment with the Company is terminated for any reason not described in Section 6.1 prior to such Participant’s Key Date, all rights of such Participant to any Retention Bonus under the Plan shall be forfeited.
     6.3 Employment with Successors. For purposes of this Plan, employment with any Successor will be considered employment with the Company.
     6.4 Compliance with Section 409A. The Company shall take all steps as it deems necessary or advisable to make sure the Plan and any distributions thereunder comply at all times with Section 409A of the Internal Revenue Code.
ARTICLE 7
BENEFICIARY
     Any amounts that may be payable under the Plan upon a Participant’s death shall be payable to the Participant’s surviving spouse, if any, and if not, the estate of the Participant.

ARTICLE 8
RIGHTS OF PARTICIPANTS
     8.1 No Employment or Benefit Guaranty. None of the establishment of the Plan, the receipt of a Retention Bonus Award Letter, any modification or amendment thereof, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company or the Administrator except as provided herein. Under no circumstances shall the maintenance of this Plan constitute a contract of employment or shall the terms of employment of any Participant be modified or in any way affected hereby. Accordingly, neither participation in the Plan nor the payment of a Retention Bonus amount shall be held or construed to give any Participant a right to be retained in the employ of the Company or any Successor or Affiliate.
     8.2 No Assignment of Rights. The rights or interests of a Participant under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, executive or levy of any kind, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute on, levy or otherwise dispose of any right to an amount payable hereunder shall be void. No Retention Bonus amount shall be in any manner subject to the debts, contracts, liabilities, engagements, or torts of any Participant.
     8.3 No Funding. All payments to be made hereunder shall be paid from the general assets of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. No Participants shall have any right, title, or interest whatsoever in or to any amounts under the Plan prior to receipt. Nothing contained in the Plan, an no action taken pursuant to its provisions, shall create or be construed to create a trust or fund of any kind, or a fiduciary relationship between the Company and any other person. The rights of any Participant or beneficiary to any amounts hereunder shall be no greater than those of an unsecured general creditor of the Company.
ARTICLE 9
MISCELLANEOUS PROVISIONS
     9.1 Amendment and Termination. The Company reserves the right to amend or terminate the Plan, in whole or in part, at any time. Except as provided in the Plan, no amendment or termination of this Plan shall adversely affect the rights of any Participant to his Retention Bonus.
     9.2 Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.
     9.3 Evidence. Evidence required of anyone under the Plan shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting thereon considers pertinent and reliable.

     9.4 Gender and Number. Words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular wherever required by the context.
     9.5 Applicable Law. The Plan shall be construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws doctrine, except to the extent preempted by Federal law.
     9.6 Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Company under the Plan.
     9.7 Effective Date. This Plan shall be effective as of March 19, 2007.
     9.8 Successors. This Plan may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any Successor and any such Successor shall be deemed substituted for all purposes for the “Company” under the terms of this Plan.